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                                     NOTICE
                     TO HOLDERS OF CPI AEROSTRUCTURES, INC.
                     CLASS B COMMON SHARE PURCHASE WARRANTS

                                  July 28, 1997



On June 27, 1997, in compliance with Rule 13E-4 of the Securities Exchange Act of 1934, the Board of Directors of CPI Aerostructures, Inc. ("the Company"), increased the number of shares issuable upon exercise of the Company's Class B Common Share Purchase Warrants (the "Class B Warrants") issued in the Company's private placement dated May 10, 1996 (the "Private Placement") from one to
1.33336 Common Shares effective as of June 27, 1997 for the period ending July 28, 1997 unless extended by the Board of Directors. The Board of Directors of the Company has now extended the exercise period to August 4, 1997 (the "Expiration Date").

The Class B Warrants were initially issued in the Private Placement as parts of Units each consisting of 25,000 Common Shares and 12,500 Class B Warrants. Thus for each Unit of 12,500 Class B Warrants, the holder will have the opportunity to receive 16,667 Common Shares at an aggregate cost of $25,000. Therefore, the original exercise price of $2.00 per share shall effectively be reduced to $1.50 until the Expiration Date. On the Expiration Date, the number of Common Shares issuable shall return to the now current one Common Share per Class B Warrant, or 12,500 Common Shares per Unit.

Any holder of the Company's Class B Warrants who tenders such warrants before the Expiration Date, may withdraw its tender of such Warrants for exercise at anytime prior to 5:00 p.m. EDT on August 4, 1997, which date may be extended by the Company at its sole discretion. Upon any such withdrawal, the Company shall forthwith return to the holder the Exercise Price and the Class B Warrants tendered without interest or deduction.

Please execute the attached Election Form and Investment Representation Letter when exercising Class B Warrants.












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                            CPI Aerostructures, Inc.
                              200A Executive Drive
                               Edgewood, NY 11717

                              Phone: (516) 586-5200


                                  ELECTION FORM


I, ________________________________, hereby exercise CLASS B WARRANTS for

___________________Common Shares\1 of CPI Aerostructures, Inc. at $2.00 per

share.\2

Attached is a check for $________ to cover this purchase.\3


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Signature


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Home Address


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Social Security Number


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Date

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         1\The number of Common Shares per Warrant has been increased through
August 4, 1997 from one to 1.33336 or from 12,500 to 16,667 Common Shares per Unit.

         2\Original Warrant must accompany the Election Form.

         3\This Election Form may be hand delivered or faxed to North American Transfer Co., 147 Merrick Road, Freeport, New York 11520, Attn: Phyllis Moore,
Phone: (516) 379-8501, Fax: (516) 379-8525. If faxed, your payment must be received at North American Transfer Co. within 5 days of the faxing of this form. Please request wire transfer instructions which are available from North American Transfer Co. if you wish to use this service to make your payment.